Exhibit 4(d)
SECOND AMENDMENT TO
MERCANTILE BANK CORPORATION
EMPLOYEE STOCK PURCHASE PLAN OF 2002
     THIS AMENDMENT to the Mercantile Bank Corporation Employee Stock Purchase Plan of 2002 is adopted effective as of March 26, 2009.
     WHEREAS, the Board of Directors of Mercantile Bank Corporation (the “Company”) adopted the Employee Stock Purchase Plan of 2002 effective as of October 1, 2002, and subsequently amended the plan by a First Amendment effective as of February 28, 2009 (as so amended, the “Plan”);
     WHEREAS, Section 10.2 of the Plan authorizes the Committee or the Board of Directors of the Company to adopt amendments to the Plan;
     WHEREAS, the Company wishes to revise the method of determining the Fair Market Value of the shares of Common Stock purchased on the Stock Purchase Date;
     NOW, THEREFORE, this Amendment is adopted, effective as of March 26, 2009:
     1. Section 2.8 of the Plan is amended in its entirety to provide as follows:
     “2.8 “Fair Market Value” as of any Stock Purchase Date means the consolidated closing bid price of the Common Stock reported on The Nasdaq Stock Market (or other stock exchange or quotation system on which the Company’s Common Stock may be traded on the date in question) on such Stock Purchase Date or, if such Stock Purchase Date is not a trading day, the most recent date on which shares of Common Stock were traded on The Nasdaq Stock Market (or such other stock exchange or quotation system). If the Company’s Common Stock is not listed on The Nasdaq Stock Market, or another stock exchange or quotation system on the Stock Purchase Date in question, the Fair Market Value shall be determined by any means deemed fair and reasonable by the Committee, which determination shall be final and binding on all parties.”
     2. Capitalized terms used in this Amendment and not defined have the meanings given to them in the Plan. Except as hereby amended, the Plan shall remain in full force and effect.

     IN WITNESS WHEREOF, this Amendment is executed by an authorized officer of the Company.

MERCANTILE BANK CORPORATION

By:	/s/ Michael H. Price

Its:	Chairman and CEO
Approved by the Board of Directors on March 26, 2009
Effective: March 26, 2009

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